Exhibit 99.1

PRESS RELEASE

Neoware Reports Estimated First Quarter Revenues

     KING OF PRUSSIA, Pa., October 23, 2006– Neoware, Inc. (Nasdaq: NWRE), the leading supplier of thin client software and devices, today reported its expectation of revenues for its fiscal first quarter ended September 30, 2006.

     Revenues for the quarter ended September 30, 2006 are expected to be approximately $21.5 million, compared to $23.5 million for the quarter ended June 30, 2006. The Company will release its Q1 financials and update its fiscal 2007 guidance when results are released on October 30, 2006.

     The Company is moving the date of its earnings release one day earlier and will release earnings for its first fiscal quarter on Monday, October 30, 2006 after the close of the market. In connection with this release, management of Neoware will host a conference call at 5:00 PM Eastern Time on October 30, 2006. The conference call will be available live via the Internet on Vcall at www.vcall.com and on the Neoware Web site at www.neoware.com/events. To participate, please go to the Web site 10 minutes prior to the call to register, download and install any necessary audio software. If you are unable to attend the live conference call, an Internet replay of the call will be archived and available after the call.

     The call will also be accessible by dialing 1-800-974-9436 for domestic U.S. calls and +1-641-297-7617 for international calls. The conference ID will be NEOWARE. A replay of the call will be available through December 31, 2006, by dialing 1-800-645-7959 in the U.S. and +1- 973-854-1361 internationally. A copy of the press release announcing the Company’s earnings and other financial and statistical information about the period to be presented in the conference call will be available on the Company’s website at www.neoware.com/events.

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     This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding: our anticipated revenues for the quarter ended September 2006 and the update our fiscal 2007 guidance. These forward-looking statements involve risks and uncertainties. Factors that could cause our actual results to differ materially from those predicted in such forward-looking statements are detailed from time to time in Neoware's periodic reports filed with the Securities and Exchange Commission, including, but not limited to, its report on Form 10-K for the year ended June 30, 2006.

Neoware is a trademark of Neoware, Inc. All other names products and services are trademarks or registered trademarks of their respective holders.

CONTACT:
Neoware, Inc.
Keith Schneck, CFO
(610) 277-8300
invest@neoware.com